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                                                                Exhibit 5.1

                                        February 7, 1996


Board of Directors
NeoRx Corporation
410 West Harrison Street
Seattle, WA  98119-4007

         RE:     REGISTRATION OF 1,609,761 SHARES OF COMMON STOCK

Dear Ladies and Gentlemen:

         We have acted as counsel to NeoRx Corporation (the "Company") in connection with the proceedings to register for resale under the Securities Act of 1933, as amended, (i) 369,901 previously issued and outstanding shares of the Company's Common Stock (the "Shares") and (ii) 1,239,860 shares of the Company's Common Stock issuable upon conversion of the Company's Series 2 Convertible Preferred Stock (the "Conversion Shares"). We have also reviewed the corporate proceedings related to the issuance of the Shares.

         Based on the foregoing, it is our opinion that (i) the Shares are validly issued, fully paid and non-assessable and (ii) the Conversion Shares, upon the issuance and delivery of the Conversion Shares in accordance with the terms of the Company's Series 2 Convertible Preferred Stock, will be validly issued, fully paid and nonassessable.

         We consent to the filing of this opinion as an exhibit to the Company's registration statement for Form S-3 with respect to the Shares and to the reference to our firm in the registration statement under the caption "Legal Matters."

                                        Sincerely,


                                        PERKINS COIE